NEWS RELEASE 288 Union Street, Rockland, MA 02370 Contact: Investors:
Christopher Oddleifson President and CEO 781/982-6660 or Denis K. Sheahan Chief Financial Officer 781/982-6341 or Media: Richard A. Hall Senior Vice President 781/982-6486

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP. ANNOUNCES
BENEFITS AWARDED TO RETIRING CHAIRMAN OF BOARD

ROCKLAND, MA (July 1, 2003) — Independent Bank Corp. (NASDAQ: INDB) announced that, through its bank subsidiary Rockland Trust Company, it had awarded the following benefits to Douglas H. Philipsen, its retiring Chairman of the Board:

  Creation and funding of an additional Supplemental Executive Retirement Plan for Mr. Philipsen designed to provide him with annual retirement income of $44,848; and
  Payment to Mr. Philipsen of a transition cash bonus of $93,510.

Independent Bank Corp. also announced that, through its bank subsidiary Rockland Trust Company:

  It will no longer make additional premium payments on Mr. Philipsen’s split-dollar life insurance policy, but will otherwise continue and maintain that policy in accordance with its existing terms and conditions; and, that
  It had entered into a one-year Consulting Agreement, effective today, with Mr. Philipsen that will pay Mr. Philipsen a total of $200,000 and grant him unlimited use of the same Company-owned car that Mr. Philipsen had been using prior to his retirement.

The award of these benefits culminates a process which began a year ago to fill a gap in Mr. Philipsen’s retirement benefits. The aggregate retirement expense has been accrued over that period.

Mr.  Philipsen became President, Chief Executive Officer, and a Director of Independent Bank Corp. and Rockland Trust Company in 1991. Mr. Philipsen has served as Chairman of the Board of Directors for both Independent Bank Corp. and for Rockland Trust Company since 1998.

On June 30, 2003, Mr. Philipsen stepped down as a Director and as Chairman of the Boards of Directors of Independent Bank Corp. and Rockland Trust Company. Longtime Director Thomas J. Teuten assumed the Chairman of the Board roles for both Independent Bank Corp. and Rockland Trust Company today. Earlier this year Mr. Philipsen relinquished his titles as Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company to Christopher Oddleifson, who became President on January 9, 2003 and CEO on February 24, 2003.

Independent Bank Corp.‘s sole bank subsidiary, Rockland Trust Company, currently has $2.4 billion in assets, 52 retail branches, seven commercial lending centers and three Investment Management Group offices located in the Plymouth, Barnstable, Norfolk and Bristol counties of Southeastern Massachusetts. To find out more about Rockland Trust Company and its products, visit our web site at www.rocklandtrust.com.

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